As filed with the Securities and Exchange Commission on October 1, 2013

Registration No. 333-174035

Registration No. 333-174035 -01

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT NO. 333-174035

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT NO. 333-174035-01

UNDER

THE SECURITIES ACT OF 1933

COLONIAL PROPERTIES TRUST

(Mid-America Apartment Communities, Inc. as successor by merger to Colonial Properties Trust)

COLONIAL REALTY LIMITED PARTNERSHIP

(Exact name of registrant as specified in charter)

Alabama (Colonial Properties Trust)	59-7007599

Delaware (Colonial Realty Limited Partnership)	63-1098468
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

c/o Mid-America Apartment Communities, Inc. 6584 Poplar Avenue Memphis, Tennessee	38138
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (205) 250-8700

Robert J. DelPriore

Executive Vice President and General Counsel

6584 Poplar Avenue, Suite 300

Memphis, Tennessee 38138

(901) 682-6600

(Name, address, including zip code, and telephone number, including area code, of agent for service of process for

Mid-America Apartment Communities, Inc. as successor by merger to Colonial Properties Trust)

Copies to:

Mark S. Opper, Esq.	Richard F. Mattern, Esq.
Goodwin Procter LLP	Baker, Donelson, Bearman, Caldwell & Berkowitz, PC
The New York Times Building	First Tennessee Building
620 Eighth Avenue	165 Madison Avenue, Suite 2000
New York, New York 10018	Memphis, Tennessee 38103
Tel: (212) 813-8800	Tel: (901) 526-2000
Fax: (212) 355-3333	Fax: (901) 577-2303

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filter, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statements of Colonial Properties Trust (the “Company”) and Colonial Realty Limited Partnership (the “Operating Partnership”) on Form S-3 (collectively, the “Registration Statements”):

•	Registration Statement No. 333-174035, which registered an unspecified amount of the Company’s common shares of beneficial interest, par value $0.01 per share (“Common Shares”), preferred shares of beneficial interest, $0.01 par value per share (“Preferred Shares”), depositary shares representing Preferred Shares, warrants, rights and guarantees of debt securities and an unspecified amount of the Operating Partnership’s debt securities.

•	Registration Statement No. 333-174035-1, which registered an unspecified amount of the Company’s Common Shares, Preferred Shares, depositary shares representing Preferred Shares, warrants, rights and guarantees of debt securities and an unspecified amount of the Operating Partnership’s debt securities.

Effective October 1, 2013, pursuant to the Agreement and Plan of Merger, dated as of June 3, 2013, by and among the Company, Mid-America Apartment Communities, Inc., a Tennessee corporation (“MAA”), Mid-America Apartments, L.P., a Delaware limited partnership (“Mid-America LP”), Martha Merger Sub, LP (“OP Merger Sub”), a Delaware limited partnership, and the Operating Partnership, (i) the Company merged with and into MAA and the separate corporate existence of the Company thereupon ended, and (ii) the Operating Partnership merged with and into OP Merger Sub, with the Operating Partnership continuing as the surviving limited partnership and an indirect wholly-owned subsidiary of Mid-America LP.

As a result of the merger, the Company and the Operating Partnership have terminated any and all offerings of their securities pursuant to the Registration Statements. Accordingly, the Company and the Operating Partnership hereby terminate the effectiveness of the Registration Statements and, in accordance with an undertaking made by the Company and the Operating Partnership in Part II of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Company and the Operating Partnership registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Memphis, State of Tennessee, on this 1st day of October, 2013.

MID-AMERICA APARTMENT COMMUNITIES, INC.,
as successor by merger to Colonial Properties Trust

By:	/s/ Albert M Campbell, III
Name:	Albert M. Campbell, III
Title:	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

COLONIAL REALTY LIMITED PARTNERSHIP

By:	Mid-America Apartments, L.P., its general partner
By:	Mid-America Apartment Communities, Inc., its general partner

By:	/s/ Albert M Campbell, III
Name:	Albert M. Campbell, III
Title:	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance on Rule 478 under the Securities Act of 1933, as amended.